UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________ SCHEDULE 14A _____________

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party Other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MICROVAST HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required
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MICROVAST HOLDINGS, INC.

2929 Briarpark Drive, Suite 400

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Be Held: Monday, November 30, 2026

To the Stockholders of Microvast Holdings, Inc.:

Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) of Microvast Holdings, Inc., a Delaware corporation (the “Company,” “Microvast,” “we” or “our”), will be held virtually on November 30, 2026, at 9:00 a.m. Central Time for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1)	To elect one Class II director nominee to the Board of Directors to serve for a term of three years;
2)	To ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3)	To approve, on an advisory basis, the Company’s executive compensation, or the “Say-on-Pay” vote (the “Say-on-Pay Proposal”);
4)	To approve, on an advisory basis, the frequency of future advisory Say-on-Pay votes (the “Say-on-Pay Frequency Proposal”); and
5)	To transact such other business that may properly come before the 2026 Annual Meeting.

The 2026 Annual Meeting will be held virtually over the Internet at: www.virtualshareholdermeeting.com/MVST2026. You will not be able to attend the 2026 Annual Meeting in person.

We are pleased to utilize the United States Securities and Exchange Commission’s “notice and access” rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet at: www.proxyvote.com.

On or about October 9, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of October 6, 2026 (the “Record Date”). Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2026 Annual Meeting and any continuation, postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the 2026 Annual Meeting, we encourage you to read the Proxy Statement and submit your vote as soon as possible.

Sincerely,

Yang Wu

Chairman and Chief Executive Officer

October 9, 2026

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2026 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials
for the 2026 Annual Meeting of Stockholders of Microvast Holdings, Inc.
to be Held on Monday, November 30, 2026 at 9:00 a.m. Central Time:

As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and Annual Report are available at: www.virtualshareholdermeeting.com/MVST2026.

Microvast Holdings, Inc.

2929 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 30, 2026

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Microvast Holdings, Inc. (the “Company,” “Microvast,” “we,” “our,” “us” and similar terms) on the Company’s behalf for use at the 2026 Annual Meeting of Stockholders to be held virtually on Monday, November 30, 2026 at 9:00 a.m. Central Time, and any continuation, postponement or adjournment thereof (the “2026 Annual Meeting”). We encourage you to access the meeting prior to the start time.

Pursuant to the provisions of our Amended and Restated Bylaws (the “Bylaws”) and by action of the Board, the close of business on October 6, 2026 was established as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, attend and vote at the 2026 Annual Meeting.

As permitted by the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date who are entitled to vote at the 2026 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We will begin mailing the Notice to stockholders of record on or about October 9, 2026. We expect to first make this Proxy Statement available to our stockholders at www.proxyvote.com on or about October 9, 2026, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 16, 2026 (the “Annual Report”). We encourage you to read the Annual Report. It includes our audited financial statements and provides information about our business.

Frequently Asked Questions

The questions and answers below highlight only selected information from this Proxy Statement and only briefly address some commonly asked questions about the proposals to be presented at the 2026 Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire Proxy Statement, the Annual Report and our other filings with the SEC.

On which stock exchange does the Company’s common stock trade?

The Company’s common stock currently trades on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “MVST”.

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What is the Company’s fiscal year?

The Company’s fiscal year ends on December 31 of each calendar year. In this Proxy Statement, we refer to the fiscal years ended December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 as “Fiscal 2023,” “Fiscal 2024,” “Fiscal 2025” and “Fiscal 2026”, respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

In addition, we refer to the annual meeting of stockholders held or to be held during each of the calendar years ended December 31, 2026, December 31, 2027, December 31, 2028 and December 31, 2029 as the “2026 Annual Meeting,” the “2027 Annual Meeting,” the “2028 Annual Meeting” and the “2029 Annual Meeting,” respectively.

What items will be voted on at the 2026 Annual Meeting?

Stockholders may vote on the following proposals at the 2026 Annual Meeting:

1)	the election of one Class II director nominee to the Board to serve for a term of three years;
2)	the ratification of the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) as the Company’s independent registered public accounting firm for Fiscal 2026;
3)	an advisory vote to approve the Company’s executive compensation, or the “Say-on-Pay” vote (the “Say-on-Pay Proposal”); and
4)	an advisory vote on the frequency of future advisory Say-on-Pay votes (the “Say-on-Pay Frequency Proposal”).

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2026 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2026 Annual Meeting may refuse to allow presentation of a proposal or nominee for election to the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

1)	“FOR” the election of the Class II director nominee to the Board to serve for a term of three years;
2)	“FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2026;
3)	“FOR” the Say-on-Pay Proposal; and
4)	“1 YEAR” for the Say-on-Pay Frequency Proposal.

Who may vote at the 2026 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 385,921,813 shares of the Company’s common stock issued and outstanding and approximately 86 stockholders of record.

Who is the Company’s transfer agent?

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The Company’s transfer agent is Continental Stock Transfer & Trust Company (“Continental”).

What is the quorum requirement for the 2026 Annual Meeting?

The holders of a majority in voting power of the shares of capital stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the 2026 Annual Meeting for the transaction of business. If you: (i) are present and vote electronically during the 2026 Annual Meeting; (ii) have voted, pursuant to the instructions on the proxy card, on the Internet prior to the 2026 Annual Meeting; or (iii) properly submitted a proxy card or voting instruction form by mail prior to the 2026 Annual Meeting, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2026 Annual Meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with Continental, the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Continental at the Company’s request. If you request printed copies of the proxy materials by mail, you will receive a proxy card to vote your shares. Your signed proxy card must be received before the 2026 Annual Meeting for your vote to be counted at the 2026 Annual Meeting.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2026 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form” which will be provided by the organization that holds your shares. The organization holding your account will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the 2026 Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote or otherwise participate during the 2026 Annual Meeting unless you obtain a valid control number from your broker, bank or other agent.

How can I attend the 2026 Annual Meeting?

Only stockholders as of the Record Date are entitled to vote and otherwise participate during the 2026 Annual Meeting, which will be held on Monday, November 30, 2026 and will begin promptly at 9:00 a.m. Central Time. Guests are permitted to attend the 2026 Annual Meeting but will not be permitted to vote or otherwise participate during the 2026 Annual Meeting.

Advance registration is recommended for stockholders wishing to vote or otherwise participate during the 2026 Annual Meeting. The registration process differs depending on how you hold your shares.

If you are a stockholder of record, you received a proxy card from Broadridge Financial Solutions (“Broadridge”) which contains instructions on how to attend the virtual meeting, along with your control number. Immediately prior to the start of the 2026 Annual Meeting, you will need to log into the meeting site using your control number. You are encouraged to register at least 15 minutes prior to the start of the meeting.

If you are a beneficial owner of shares held in street name, you must obtain a control number from the stockholder of record. Stockholders should contact their bank, broker or other nominee for instructions regarding obtaining their control number.

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You will not be able to vote or otherwise participate during the 2026 Annual Meeting unless you obtain a control number to the 2026 Annual Meeting.

How do I vote my shares?

For Proposal No. 1, you may vote “For,” “Against” or “Abstain” with respect to the Class II director nominee for election to the Board. For Proposal Nos. 2 and 3, you may vote “For,” “Against” or “Abstain.” For Proposal No. 4, you may vote for “1 Year,” “2 Years,” “3 Years” or “Abstain.” The procedures for voting are outlined below.

If you are a stockholder of record, there are three ways to vote:

•	Via the Internet, in advance of the 2026 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice you receive from Broadridge.

•	By mail, in advance of the 2026 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing, dating and returning the proxy card in the envelope provided. Your signed proxy card must be received before the 2026 Annual Meeting for your vote to be counted at the 2026 Annual Meeting.

•	Virtually, during the 2026 Annual Meeting. You may vote during the 2026 Annual Meeting by attending virtually and submitting a ballot during the live webcast per the instructions on the Notice you receive from Broadridge.

If you are a beneficial owner of shares held in street name, there are three ways to vote:

•	Via the Internet, in advance of the 2026 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form provided by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•	By mail, in advance of the 2026 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided. Your signed proxy card must be received before the 2026 Annual Meeting for your vote to be counted at the 2026 Annual Meeting.

•	Virtually, during the 2026 Annual Meeting. If you wish to vote during the 2026 Annual Meeting, you must obtain a control number from the organization that holds your shares. Please contact the organization that holds your shares for instructions regarding obtaining your control number. You will not be able to vote or otherwise participate during the 2026 Annual Meeting unless you obtain a control number to the 2026 Annual Meeting.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2026 Annual Meeting. Prior to the cutoff time, you may enter a new vote by using the Internet or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions). Your signed proxy card must be received before the 2026 Annual Meeting for your vote to be counted at the 2026 Annual Meeting. If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting during the 2026 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted? What happens if I do not give specific voting instructions?

All shares represented by valid proxies received before 11:59 p.m. Eastern Time the day before the 2026 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon,

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the shares will be voted in accordance with the stockholder’s instructions. If you return your proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement.

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2026 Annual Meeting other than the proposals described herein. If any other matters are properly presented for a vote at the 2026 Annual Meeting and you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect one Class II director nominee to the Board to serve for a term of three years): The director will be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors at the 2026 Annual Meeting. The nominee receiving the affirmative vote of the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote will be elected as a director to serve until the 2029 Annual Meeting or until his successor has been appointed or elected and qualified or until his earlier death, resignation or removal. Abstentions and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 (to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2026): Approval of Proposal No. 2 will require the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the 2026 Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with Proposal No. 2.

Proposal No. 3 (Say-on-Pay Proposal): The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the 2026 Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”), as described in this Proxy Statement. Abstentions and broker non-votes will have no effect on the proposal. Although the advisory vote is non-binding, the Compensation Committee and our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal No. 4 (Say-on-Pay Frequency Proposal): The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the 2026 Annual Meeting is required to approve, on an advisory basis, the frequency of future Say-on-Pay votes, as described in this Proxy Statement. However, if none of the frequency options—every year, every two years or every three years—receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect on the proposal. Although the advisory vote is non-binding, the Compensation Committee and our Board will review the voting results and take them into consideration as to how frequently we should conduct an advisory Say-on-Pay vote on the compensation of our NEOs.

Who will serve as the inspector of election?

A representative from Broadridge will serve as the inspector of election.

Where can I find the voting results of the 2026 Annual Meeting?

The preliminary voting results will be announced at the 2026 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2026 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

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The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. These parties will not be paid any additional compensation for soliciting proxies. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of shares of our common stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Microvast Holdings, Inc., 2929 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel, Telephone: (281) 491-9505.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2026 Annual Meeting, please contact: Microvast Holdings, Inc., 2929 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel, Telephone: (281) 491-9505.

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PROPOSALS

Proposal No. 1: Election of Directors

General

Our Board currently consists of five directors divided into three classes designated as Class I, Class II and Class III with staggered three-year terms, as set forth in the table below.

Class	Term Expiring	# Directors In Class	Director(s)
Class I	2028 Annual Meeting	one	Wei Ying
Class II	2026 Annual Meeting	one	Arthur Wong
Class III	2027 Annual Meeting	three	Yang Wu, Isida Tushe, Yixin Pan

Nominee for Class II Director

The term of the current Class II director expires at the 2026 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Arthur Wong for re-election at the 2026 Annual Meeting. If elected as a Class II director, Mr. Wong will serve a three-year term expiring at the 2029 Annual Meeting.

The biography for Mr. Wong can be found in the section entitled “Our Board of Directors”.

Mr. Wong has indicated his willingness to serve, if elected, and has consented to being named in this Proxy Statement. If Mr. Wong should become unable or unwilling to serve before the 2026 Annual Meeting, the Board may either reduce its size or designate or not designate a substitute nominee. If the Board designates a substitute nominee, the proxy holders may cast your vote for such substitute nominee.

The Board unanimously recommends that stockholders vote “FOR” the election of Arthur Wong.

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Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee, in accordance with its charter and authority delegated to it by the Board, appointed Deloitte, located in Beijing, People’s Republic of China (“China”), to serve as the Company’s independent registered public accounting firm. Our Board has directed that Deloitte’s appointment be submitted to our stockholders for ratification at the 2026 Annual Meeting and recommends that stockholders approve the ratification of the Audit Committee’s appointment of Deloitte for Fiscal 2026.

If our stockholders do not ratify the selection of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

At the time of the mailing of this Proxy Statement, the Company does not anticipate that any representative of Deloitte will be present at the 2026 Annual Meeting. Should a representative of Deloitte be available and desire to make a statement at the 2026 Annual Meeting, they will have the opportunity to do so.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2026.

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Proposal No. 3: Advisory Vote to Approve Executive Compensation

The Board is providing stockholders the opportunity to cast an advisory vote on the compensation of our NEOs pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our NEOs.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. This Say-on-Pay vote is advisory, meaning that it is not binding on the Compensation Committee or the Board. This vote will not affect any compensation already paid or awarded to any NEO, nor will it change any decisions the Board has made. Nonetheless, the Compensation Committee and the Board will review and carefully consider the outcome of this advisory vote when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance, and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion & Analysis (“CD&A”) section of this Proxy Statement, including the “Executive Summary.” In the CD&A, we describe our compensation programs, including the underlying philosophy and strategy, the individual elements of compensation, and how our compensation plans are administered. We also describe how the Compensation Committee continues to evolve our executive compensation program based on stockholder feedback. The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices promoting our core objectives.

The Board unanimously recommends an advisory vote “FOR” the following resolution:

RESOLVED: That stockholders approve the compensation of the NEOs as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, accompanying narrative, and additional compensation disclosures included in this Proxy Statement.

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Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

This Proposal No. 4 gives our stockholders the opportunity to advise our Board as to how often we should conduct the advisory Say-on-Pay vote discussed in Proposal No. 3. This frequency vote must take place at least once every six years and is being submitted to stockholders this year as required by Section 14A of the Exchange Act. Accordingly, we are requesting your advisory vote to determine whether a Say-on-Pay vote will occur every one, two or three years.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. The frequency of the Say-on-Pay vote is advisory, meaning that it is not binding on the Compensation Committee or Board. Nonetheless, the Compensation Committee and the Board will review and carefully consider the outcome of this advisory vote when considering how frequently we should conduct an advisory Say-on-Pay vote on the compensation of our NEOs.

After careful consideration of the various arguments supporting each frequency level, the Board currently believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for the Company and its stockholders. An annual vote allows our stockholders to provide us with regular and timely feedback on important issues such as our executive compensation programs and policies as disclosed in the Company’s proxy statement each year.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say-on-Pay vote should be conducted every year, every two years or every three years. You may also abstain from voting on this proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Generally, a proposal presented to stockholders, such as this Proposal No. 4, will be approved by the affirmative vote of the majority of votes cast in person or represented by proxy. However, if none of the frequency options—every year, every two years or every three years—receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Although this vote is not binding on the Board, the Board will consider the outcome of this vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

The advisory vote on the frequency of conducting the Say-on-Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say-on-Pay vote with the frequency chosen by our stockholders at the 2026 Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the 2026 Annual Meeting will be considered passed.

The Board unanimously recommends that stockholders vote for conducting an annual (one year) Say-on-Pay vote.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Deloitte for the periods indicated.

For the Year Ended December 31,	2024	2025
Audit Fees (a)	$2.0 million	$2.4 million
Audit-Related Fees (b)	—	$0.1 million
Tax Fees (c)	$0.1 million	—
All other Fees (d)	—	—
Total	$2.1 million	$2.5 million

(a)	Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.
(b)	Audit-related fees consist of assurance and related services rendered by the principal accountant related to the performance of the audit or review of our consolidated financial statements, which have not been reported under audit fees above.
(c)	Tax fees represent fees for professional services rendered for tax compliance, tax advice and tax planning.
(d)	All other fees include fees for services provided other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

At its regularly scheduled and special meetings or by written consent, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by the Company’s independent accountants. On July 25, 2021, the Audit Committee adopted its pre-approval policies and procedures. Since that date, there have been no audit or non-audit services rendered by the Company’s principal accountants that were not pre-approved.

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OUR BOARD OF DIRECTORS

The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu	60	Chief Executive Officer and Chairman of the Board
Arthur Wong	66	Director
Yixin Pan	59	Director
Wei Ying	60	Director
Isida Tushe	39	President, General Counsel, Corporate Secretary and Director

Yang Wu was elected to our Board as a Class III director in 2021 and was re-elected in 2024 and serves as our Chief Executive Officer and Chairman of the Board. Mr. Wu is the founder of Microvast and has been its Chairman and Chief Executive Officer since its inception in October 2006. Mr. Wu also served as President of the Company from its inception through April 14, 2022, from January 10, 2023 through August 3, 2023, and from February 5, 2024 through April 17, 2024. From 2000 to 2006, Mr. Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which he founded and which was acquired by Dow Chemical Company in 2006. From 1996 to 2000, Mr. Wu served as chief executive officer and founder of Omex Engineering and Construction Inc. Prior to Omex Engineering and Construction, from 1989 to 1996, Mr. Wu was the founder of World Wide Omex, Inc., an agent for a large oilfield service company. Mr. Wu received his bachelor’s degree from Southwest Petroleum University, Chengdu.

Mr. Wu is qualified to serve on our Board due to his deep industry expertise and his leadership experience.

Mr. Wu is a U.S. citizen and resides in the U.S.

Isida Tushe was elected to the Board as a Class III director in 2024 and serves as our President, General Counsel and Corporate Secretary. Ms. Tushe has served as the Company’s General Counsel since March 15, 2023 and as the Company’s Corporate Secretary since May 8, 2023 and was appointed as President of the Company on April 18, 2024. Prior to joining the Company, Ms. Tushe served as the General Counsel and Corporate Secretary at DC Green Bank and mPhase Technologies, Inc., where she oversaw all legal and compliance matters. Prior to that, Ms. Tushe served as the General Counsel of FFP New Hydro LLC, a developer of low-impact hydroelectric energy generation and storage in the United States, overseeing all legal and lobbying functions. Ms. Tushe has also held various senior positions involving finance, commercial and legal aspects of structured finance, M&A, project finance and development, intellectual property and corporate governance, including as VP and Senior Counsel at Pine Gate Renewables, LLC and as VP of Project Finance and Counsel at Fuel Cell Energy, Inc. (NASDAQ: FCEL).

Ms. Tushe is qualified to serve on our Board due to her legal and project finance experience, particularly with companies in power generation, renewables and clean technologies.

Ms. Tushe is a U.S. citizen and resides in the U.S.

Arthur Wong was elected to the Board as a Class II director in 2021 and was re-elected in 2023. Mr. Wong currently serves as an independent director and Chairman of the audit committee of Daqo New Energy Corp. (NYSE: DQ). From March 2019 to June 2024, Mr. Wong served as an independent director and Chairman of the Audit Committee of Canadian Solar Inc. (NASDAQ: CSIQ). From November 2014 to February 2023, Mr. Wong served as an independent director and Chairman of the Audit Committee of Maple Leaf Educational Systems Limited (HKSE: 1317). From March 2020 to March 2022, Mr. Wong served as an independent director of Tarena International, Inc. (NASDAQ: TEDU). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

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Mr. Wong is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.

Mr. Wong is both a U.K. citizen and a Hong Kong citizen and resides in China.

Yixin Pan was elected to the Board as a Class III director in 2024. Ms. Pan has over 25 years of experience in tech innovation, entrepreneurship, operations, marketing, investment banking, and M&A across multiple industries and for Fortune 500 companies and small emerging technology startups. Most recently, Ms. Pan served as a board member, audit committee member, and the committee chair of the Nomination, Governance and Compensation Committee and the Technology Committee of VIQ Solutions (TSX:VQS). Ms. Pan has served as managing partner of XTVUE, LLC., a boutique investment bank and management consulting firm, since 2008. Ms. Pan earned a Master of Business Administration from Cornell University and a Master of Science in Mechanical Engineering from Northern Illinois University.

Ms. Pan is qualified to serve on our Board due to her extensive leadership experience and industry knowledge.

Ms. Pan is a U.S. citizen and resides in the U.S.

Wei Ying was elected to the Board as a Class I director in 2021. Since December 2014, Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd., a key investment manager entity under CDH Investments Management Limited, and some of its affiliates. Mr. Ying has served as a director of Fountain Set (Holdings) Limited (HKG: 0420) since January 2015, a director of Zhongsheng Group Holdings Limited (OTCMKTS: ZSHGY) since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd. (NEEQ: 831083) since February 2019, a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, and as a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015. Mr. Ying received a bachelor’s degree in accounting from Zhejiang Gongshang University and a Master of Business Administration from the University of San Francisco School of Management. Mr. Ying is a Fund Practitioner and non-practitioner member of China Certified Public Accountant Association.

Mr. Ying is qualified to serve on our Board due to his extensive leadership experience and industry knowledge.

Mr. Ying is a Hong Kong citizen and resides in Hong Kong.

Arrangements and Family Relationships

Yang Wu and Arthur Wong were nominated by Mr. Wu as Wu Directors. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement” for additional details regarding the Wu Directors. There are no family relationships between any of Yang Wu, Isida Tushe, Derek Liu, Yixin Pan, Wei Ying, Arthur Wong, Wenjuan Mattis, Ph.D., Shengxian Wu, Ph.D. or Rodney Worthen and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

Independence of Directors

Under applicable SEC rules and the continued listing requirements of Nasdaq (“Nasdaq Rules”), we are required to have a majority of independent directors serving on our Board. Our Board has determined that three of our five directors, namely, Yixin Pan, Wei Ying and Arthur Wong, are independent within the meaning of Nasdaq Rule 5605(a)(2).

Meeting Attendance

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During Fiscal 2025, the full Board met 12 times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2025.

In addition, our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.

Committees of the Board

Our Board has an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Board committees act in an advisory capacity to the full Board, except that the Compensation Committee has direct responsibility for the Chief Executive Officer’s goals, performance and compensation along with compensation of other executive officers, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing our independent registered public accounting firm. Our Board has adopted written charters for each of the standing committees that clearly establish the committees’ respective roles and responsibilities, which are posted to our website at https://ir.microvast.com/leadership-governance/documents-charters. In addition, each committee has the authority to retain independent, outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Rules and the rules and regulations of the SEC applicable to audit committee members. The Board has also determined that each member of the Compensation Committee meets the independence requirements under the Nasdaq Rules and the rules and regulations of the SEC applicable to compensation committee members.

Audit Committee

The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. Our Audit Committee consists of Ms. Pan, Mr. Wong and Mr. Ying, with Mr. Wong serving as chair and as the audit committee financial expert. Under the applicable Nasdaq Rules and rules and regulations of the SEC, our Audit Committee must consist of all independent members. Each of Ms. Pan, Mr. Wong and Mr. Ying is independent under the applicable Nasdaq Rules and rules and regulations of the SEC.

The Board has adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

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•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Our Audit Committee held 20 meetings in Fiscal 2025.

Financial Experts on Audit Committee

The Audit Committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq Rules and the rules and regulations of the SEC, who are “financially literate,” as defined under the Nasdaq Rules. All members of our Audit Committee are financially literate. In addition, Arthur Wong serves as the Audit Committee’s financial expert, as defined per Nasdaq guidelines.

Compensation Committee

The Board has established a Compensation Committee. Mr. Wong, Mr. Ying and Ms. Pan serve as members of our Compensation Committee, with Ms. Pan serving as its chair. Under the applicable Nasdaq Rules and rules and regulations of the SEC, our Compensation Committee must consist of all independent members. Each of Mr. Wong, Mr. Ying and Ms. Pan is independent under the applicable Nasdaq Rules and rules and regulations of the SEC.

The Board has adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation;
•	evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•	reviewing and approving the compensation of all of our other executive officers;
•	reviewing our executive compensation policies and plans;
•	reviewing our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our prospectus and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	if required, producing a report on executive compensation to be included in our annual prospectus; and
•	reviewing, evaluating and recommending to the Board changes, if appropriate, to the remuneration for directors.

Our Compensation Committee held five meetings in Fiscal 2025.

Role of the Compensation Committee and the Chief Executive Officer

The Compensation Committee, consisting entirely of independent directors, is responsible for determining the compensation of our executive officers. The Compensation Committee regularly evaluates the Company’s executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with the Chief Executive Officer and other members of management; however, the Compensation Committee operates independently of management and receives compensation advice and data from an outside independent advisor. The Compensation Committee may, from time to time, delegate authority to one or more subcommittees consisting of one or more of its members when and as the Compensation Committee deems appropriate in order to carry out its responsibilities. The Chief Executive Officer reviews and discusses the performance of the other executive officers with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Wu provides input with respect to the other executive officers, Mr. Wu has not and does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

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Role of Compensation Consultant

For Fiscal 2025, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant to advise the Committee on executive and non-employee director compensation matters. FW Cook’s work included reviewing executive compensation levels and long-term incentive awards; evaluating the design, structure and terms of the Company’s annual and long-term incentive programs and awards; reviewing non-employee director compensation; and providing advice regarding executive compensation disclosures in the Company’s proxy statement.

FW Cook reports directly to the Compensation Committee and did not provide any services to the Company or its affiliates during Fiscal 2025 other than through its engagement by the Compensation Committee. The Compensation Committee has evaluated FW Cook’s independence in accordance with applicable SEC and Nasdaq Rules and determined that FW Cook is independent and that its work does not raise any conflict of interest. While the Compensation Committee considers the advice and recommendations of FW Cook, all compensation decisions are made by the Compensation Committee based on its independent judgment and consideration of relevant factors.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee. Mr. Wong, Mr. Ying and Ms. Pan serve as members of our Nominating and Corporate Governance Committee, with Ms. Pan serving as its chair. Each of Mr. Wong, Mr. Ying and Ms. Pan is independent under the applicable Nasdaq Rules and rules and regulations of the SEC.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in matters relating to the appropriate size, functioning and needs of the Board, including, but not limited to, recruitment and retention of high-quality members of the Board and committee composition and structure.

Our Nominating and Corporate Governance Committee held five meetings in Fiscal 2025.

Guidelines for Selecting Director Nominees

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the Company’s stockholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.

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The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Microvast Holdings, Inc., Attention: Corporate Secretary, 2929 Briarpark Drive, Suite 400, Houston, Texas 77042.

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OUR EXECUTIVE OFFICERS

The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu*	60	Chief Executive Officer and Chairman of the Board
Isida Tushe*	39	President, General Counsel, Corporate Secretary and Director
Wenjuan Mattis, Ph.D.	46	Chief Technology Officer
Shengxian Wu, Ph.D.	44	Chief Operating Officer
Rodney Worthen	36	Chief Financial Officer
Derek Liu	56	Chief Accounting Officer

*Mr. Wu and Ms. Tushe’s biographies are included under “Our Board of Directors” above.

Dr. Shengxian Wu was appointed as our Chief Operating Officer on April 18, 2024. In addition to his role as Chief Operating Officer, Dr. Wu has served as Microvast Power Systems Co. Ltd’s (“Microvast China”) President since January 2021. Prior to joining Microvast China in March 2016, Dr. Wu served as manager of the Commercial Vehicle Research Institute of Zhejiang Geely Holding Group. Dr. Wu holds a Bachelor of Science degree in Environmental Engineering from Beijing Institute of Technology and a Ph.D. in Lithium Battery from Beijing Institute of Technology.

Dr. Wu is a citizen of China and resides in China.

Dr. Wenjuan Mattis joined Microvast, Inc. in October 2013 as Chief Scientist. She served as Vice President of Technology from January 2015 to December 2017 and has served as Chief Technology Officer of Microvast, Inc. since January 1, 2018. Following the business combination on July 23, 2021, she was also appointed Chief Technology Officer of Microvast. In these roles, she leads the Microvast group’s global technology strategy, research and development, and product development across battery materials, cell chemistry, modules and packs, battery management systems, and energy storage systems, from early-stage research through large-scale manufacturing. Before joining Microvast, Dr. Mattis was a Senior Research Engineer at The Dow Chemical Company in Midland, Michigan, from March 2010 to October 2013. She led and contributed to research programs on advanced lithium-ion battery materials and cell technologies for electrified vehicles and consumer electronics. Dr. Mattis was elected to the Board of Directors of the International Meeting on Lithium Batteries Association (IMLB) in May 2016. She has also served as Vice President of the International Automotive Lithium Battery Association (IALB) since June 2013. She received a Bachelor of Science in Mechanics and Engineering Science from Fudan University in 2003, from the department now known as the Department of Aeronautics and Astronautics, and a Ph.D. in Materials Science and Engineering from The Pennsylvania State University. Dr. Mattis has nearly 20 years of experience in lithium-ion battery technology development, has authored 22 scientific papers, and is named as an inventor on more than 100 issued patents and pending patent applications.

Dr. Mattis is a U.S. citizen and resides in the U.S.

Rodney Worthen was appointed as our Chief Financial Officer on January 7, 2026. Mr. Worthen joined the Company in June of 2023. Prior to serving as the Company’s Chief Financial Officer, he held various positions of increasing responsibility within the Company, including Interim Chief Financial Officer and Vice President of Corporate Strategy, Director of Investor Relations and FP&A, Vice President of Corporate Finance, and Head of FP&A and Investor Relations. Prior to joining the Company, Mr. Worthen gained extensive experience in financial reporting, M&A, corporate development, and strategic leadership, serving as Director of Finance at Killam Holdings Company and various roles of progressive responsibility in M&A, FP&A, and engineering at both private and publicly listed energy companies. Mr. Worthen holds a Bachelor of Science in Mechanical Engineering from the University of Central Oklahoma, a Master of Science in Engineering from the University of Oklahoma and a Master of Science in Finance and Master of Business Administration from Auburn University.

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Mr. Worthen is a U.S. citizen and resides in the U.S.

Derek Liu was appointed as our Chief Accounting Officer effective August 7, 2026. Mr. Liu previously served as Chief Financial Officer at Silvercorp Metals Inc. from 2015 to 2025, and during his time at Silvercorp Metals Inc. also served as Controller from 2006 to 2010. Mr. Liu also served as Chief Financial Officer at Canickel Mining Limited from 2011 to 2014. Mr. Liu holds a Master of Business Administration from Laurentian University, a Bachelor of Economics from Shenzhen University and a Diploma of Technology in Financial Management, Advanced Accounting from the British Columbia Institute of Technology.

Mr. Liu is a Canadian citizen and resides in the U.S.

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CORPORATE GOVERNANCE

Our Commitment to Sound Corporate Governance

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted guidelines that serve as a flexible framework within which our Board and its committees operate (the “Corporate Governance Guidelines”). These Corporate Governance Guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed on our website at https://ir.microvast.com/leadership-governance/documents-charters.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC. Any websites or hyperlinks provided herein shall only be for informational purposes.

Board Leadership Structure

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Wu currently holds the combined roles of Chairman of the Board and Chief Executive Officer. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

The Nominating and Corporate Governance Committee routinely reviews our governance practices and board leadership structure.

Board Risk Oversight Functions

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Compensation Committee is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us.

Anti-Hedging and Anti-Pledging Policy

In accordance with our Insider Trading Policy, all of our officers, directors and employees are prohibited from engaging in any hedging transactions involving Company securities, including through the use of financial instruments such as call or put options, prepaid variable forward contracts, equity swaps, collars and exchange funds. Our Insider Trading Policy also prohibits our officers, directors and certain employees from holding Company securities in a margin account or otherwise

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pledging Company securities as collateral for a loan. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to the Company. The insider trading policy requires pre-approval of any transaction related to the Company’s securities by the Company’s directors, officers, certain employees and agents.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. A copy is available on our website at https://ir.microvast.com/leadership-governance/documents-charters.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.

Executive Sessions

Independent directors meet in executive session in which independent directors meet without the presence or participation of management at Board meetings and meet in executive session at other times whenever they believe it appropriate. The chair of the Nominating and Corporate Governance Committee presides as the chair at meetings of independent directors.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Microvast Holdings, Inc.

Attention: General Counsel

2929 Briarpark Drive, Suite 400

Houston, Texas 77042

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the preceding year, we are not aware of any late Section 16(a) filings, except for one late Form 3 filing by Carl T. Schultz, who previously served as the Company’s principal financial officer, filed on May 27, 2025; one late Form 4 filing

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by Ms. Pan, filed on January 16, 2026; one late Form 3 filing and one late Form 4 filing by Mr. Worthen, each filed on January 29, 2026; and five late Form 4 filings by Dr. Wu, two of which were for years preceding Fiscal 2025, filed on March 19, 2026.

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EXECUTIVE COMPENSATION

This section sets forth the compensation of our named executive officers for Fiscal 2025 (our “NEOs”). Our NEOs are:

Name	Position
Yang Wu	Chairman and Chief Executive Officer
Rodney Worthen(1)	Chief Financial Officer
Isida Tushe	President, General Counsel, Corporate Secretary and Director
Dr. Shengxian Wu	Chief Operating Officer
Dr. Wenjuan Mattis	Chief Technology Officer
Carl T. Schultz(2)	Former Chief Financial Officer
Fariyal Khanbabi(3)	Former Chief Financial Officer

(1)	Mr. Worthen was appointed Interim Chief Financial Officer effective August 7, 2025 and served in that role for the remainder of Fiscal 2025. During that time, he continued to serve as Vice President of Corporate Strategy. He was appointed Chief Financial Officer effective January 7, 2026.
(2)	Mr. Schultz served as Chief Financial Officer from April 21, 2025 until July 29, 2025.
(3)	Ms. Khanbabi served as Chief Financial Officer until April 7, 2025.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes compensation paid to our NEOs with respect to their services provided to the Company in Fiscal 2025.

Overview of Compensation Philosophy

Our executive compensation program is designed to support our business strategy by attracting, retaining and motivating talented executives and by aligning compensation with Company performance and the long-term interests of our stockholders. The Compensation Committee seeks to maintain a compensation program that is competitive, performance-oriented and appropriately aligned with the responsibilities and contributions of our executive officers.

Our executive compensation philosophy is guided by the following key objectives:

Attract and Retain Talented Executives. We seek to provide competitive compensation opportunities that enable us to attract and retain executives with the skills, experience and leadership capabilities necessary to execute our business strategy. In making compensation decisions, the Compensation Committee considers relevant market compensation data, as well as each executive’s role and responsibilities, experience, performance and other factors the Compensation Committee considers appropriate.

Pay for Performance. We believe executive compensation should reflect Company and individual performance. Accordingly, our compensation program includes variable incentive compensation opportunities designed to reward achievement of financial, operational and strategic objectives that support our business strategy. This approach is intended to provide executives with the opportunity to earn higher compensation when performance is strong, while resulting in lower compensation when performance falls below expectations.

Align Executive and Stockholder Interests. We seek to align the interests of our executives with those of our stockholders by providing a meaningful portion of executive compensation through long-term equity-based awards. These awards are intended to focus executives on long-term performance and value creation while also supporting retention.

Maintain Competitive and Balanced Compensation. The Compensation Committee considers market practices in evaluating compensation levels and program design but does not rely on a formulaic approach to setting compensation. Rather, the Compensation Committee considers market data together with Company and individual performance, internal

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pay relationships, retention considerations, the executive’s responsibilities and experience, and other relevant factors in exercising its judgment.

Compensation Peer Group

The Compensation Committee did not use a formal compensation peer group in establishing or evaluating executive compensation for Fiscal 2025. In January 2026, with the assistance of FW Cook, the Compensation Committee approved a compensation peer group to support its review of executive and non-employee director compensation for Fiscal 2026. The peer group is intended to serve as a market reference for compensation levels and pay structure, including annual and long-term incentive design.

In developing the peer group, the Compensation Committee considered a combination of factors intended to identify companies that, in the aggregate, reflect the size, complexity, business characteristics and executive talent market relevant to Microvast. The selection process considered, among other factors, revenue and market capitalization, industry alignment, business exposure to batteries, electric vehicles and renewable energy, and international operations. As a general guideline, the review focused on companies with revenue and market capitalization within approximately one-third to three times Microvast’s, while recognizing that no individual peer would necessarily align with Microvast on every criterion.

The Compensation Committee approved the following 16 companies for the Fiscal 2026 compensation peer group:

3D Systems Corporation (DDD)	Alpha and Omega Semiconductor Limited (AOSL)
Ballard Power Systems Inc. (BLDP)	Columbus McKinnon Corporation (CMCO)
Douglas Dynamics, Inc. (PLOW)	Enovix Corporation (ENVX)
Fluence Energy, Inc. (FLNC)	Graham Corporation (GHM)
Luxfer Holdings PLC (LXFR)	Mayville Engineering Company, Inc. (MEC)
Plug Power Inc. (PLUG)	Proto Labs, Inc. (PRLB)
Rogers Corporation (ROG)	Shoals Technologies Group, Inc. (SHLS)
Solid Power, Inc. (SLDP)	Twin Disc, Incorporated (TWIN)

Because the peer group was approved in January 2026, it was not used in determining compensation for Fiscal 2025.

Elements of Executive Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability to us. The base salaries for each of our NEOs were as follows:

Name	2025 Base Salary ($)	2024 Base Salary ($)
Yang Wu	580,000	564,480
Rodney Worthen(1)(2)	210,000	-
Isida Tushe	450,000	450,000
Dr. Shengxian Wu	400,000	400,000
Dr. Wenjuan Mattis(1)	400,000	-
Carl T. Schultz(1)	420,000	-
Fariyal Khanbabi(1)	400,000	-

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(1)	2024 base salary information is omitted for Messrs. Worthen and Schultz, Dr. Mattis, and Ms. Khanbabi because they were not NEOs for 2024.
(2)	In July 2025, upon his promotion to Vice President of Corporate Strategy, Mr. Worthen’s base salary increased from $200,000 to $210,000. In August 2025, Mr. Worthen’s base salary did not change upon his appointment as Interim Chief Financial Officer.

Short-Term Incentives

In Fiscal 2025, the Compensation Committee of the Board established an Annual Incentive Plan (“AIP”), providing short-term cash incentive opportunities for our NEOs. Payouts under the AIP are determined as a percentage of each executive’s annual base salary contingent upon the achievement of specific, pre-determined performance goals including total revenue, operating profit margin and accounts receivable collection targets. For Fiscal 2025, the target opportunities under the AIP were as follows:

Name	2025 Base Salary ($)	Target (% of Salary)	AIP Target
Yang Wu	580,000	85%	493,000
Rodney Worthen(1)	210,000	20%/50%	104,702
Isida Tushe	450,000	50%	225,000
Dr. Shengxian Wu	400,000	50%	200,000
Dr. Wenjuan Mattis	400,000	50%	200,000
Carl T. Schultz	420,000	50%	210,000
Fariyal Khanbabi	400,000	25%	100,000

(1) Prior to his appointment as Interim Chief Financial Officer, Mr. Worthen’s target annual bonus opportunity was 20% of his base salary. Upon his appointment as Interim Chief Financial Officer, his target annual bonus opportunity increased to 50% of his base salary. His target bonus opportunity for 2025 was prorated to reflect the portion of the year served as Interim Chief Financial Officer.

Short-term incentives pay out between 0% of target and up to a maximum of 120% of target, based on achievement of performance goals. Payouts are linearly interpolated for performance between levels. The following table provides the weight and target goal for each performance metric and our achievement of each in Fiscal 2025:

		2025 Performance Goals
Metric	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (120% Payout)	2025 Actual Result	Weighted Achievement
Revenue	40%	$425M (85% of target)	$500M	$600M (120% of target)	$427.5M	20.67%
Operating Profit Margin	40%	4.4% (80% of target)	5.5%	6.6% (120% of target)	1.63%	0%
AR Collection	20%	102 (80% of target)	85	68 (120% of target)	156	0%

Overall performance under the 2025 AIP, determined based on actual performance for each metric and relative weighting of each such metric, was achieved at 20.67% of target. As their employment ceased during Fiscal 2025, Mr. Schultz and Ms. Khanbabi were not eligible to receive a payout. Below are the payouts under the 2025 AIP for each NEO based on the performance results:

Name	2025 Base Salary	Target (% of Salary)	AIP Target	Company Achievement	Total 2025 AIP Payout
Yang Wu	580,000	85%	493,000	20.67%	101,903
Rodney Worthen	210,000	20%/50%	104,702	20.67%	21,642
Isida Tushe	450,000	50%	225,000	20.67%	46,508
Dr. Shengxian Wu	400,000	50%	200,000	20.67%	41,340
Dr. Wenjuan Mattis	400,000	50%	200,000	20.67%	41,340
Carl T. Schultz(1)	420,000	50%	210,000	—	0

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Fariyal Khanbabi(1)	400,000	25%	100,000	—	0

(1)	Mr. Schultz and Ms. Khanbabi were not eligible to receive a 2025 AIP payout following the cessation of their employment during the fiscal year.

Long-Term Incentives

We provide equity incentive awards to our NEOs to support retention and focus on building long-term stockholder value through their future performance. During Fiscal 2025, we granted annual equity awards in the form of service-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to our NEOs. For our NEOs, the equity awards were allocated 50% to PSUs and 50% to RSUs. Due to his appointment as Interim Chief Financial Officer in August 2025, Mr. Worthen did not receive an annual equity award for Fiscal 2025. Because her employment terminated before the Fiscal 2025 annual equity awards were granted, Ms. Khanbabi did not receive an annual equity award for Fiscal 2025. In Fiscal 2025, the Compensation Committee approved the following annual equity awards:

Name	RSUs (50%) (#)	PSUs (50%) (#)	Total Grant Date Fair Value
Yang Wu	450,581	450,581	3,099,998
Rodney Worthen	—	—	—
Isida Tushe	75,000	75,000	516,000
Dr. Shengxian Wu	75,000	75,000	516,000
Dr. Wenjuan Mattis	50,000	50,000	344,000
Carl T. Schultz	35,000	35,000	240,800
Fariyal Khanbabi	—	—	—

2025 RSU Annual Awards

Each annual RSU award granted in Fiscal 2025 will vest ratably in annual installments over three years, subject to the NEO’s continued service through the applicable vesting date.

2025 PSU Annual Awards

The annual PSU awards granted in Fiscal 2025 provide the opportunity to earn and vest in a number of PSUs, based on the Company’s attainment of the same annual performance goals (revenue, operating profit margin, AR collection) as the 2025 AIP. While the PSUs have a one-year performance period, vesting requires NEO’s continued service through the end of the vesting period, which is the third anniversary of the grant date (assuming threshold performance goals are achieved). Based on the performance of the 2025 goals, as described above, 20.67% of the NEOs’ target PSUs granted in Fiscal 2025 will vest on the third anniversary of the grant date, subject to continued service through the vesting date.

One-Time RSU Awards

In January 2025, Drs. Wu and Mattis and Ms. Tushe were each granted 100,000 RSUs. These RSUs vest in near equal installments on each of December 31, 2025, 2026, and 2027, subject to continued employment with or services to us or one of our affiliates through the vesting date.

In connection with his appointment as Chief Financial Officer in April 2025, Mr. Schultz received new-hire equity awards consisting of 35,000 RSUs and an option to purchase 300,000 shares of the Company’s common stock. Both awards vest in equal annual installments over three years, subject to Mr. Schultz’s continued employment through each applicable vesting date. Upon the termination of his employment, the awards were forfeited in full.

In connection with his appointment as Vice President of Corporate Strategy in July 2025, Mr. Worthen received an equity award of 15,000 RSUs. The RSUs vest in equal annual installments over three years, subject to his continued employment through each applicable vesting date.

2023-2025 PSUs Performance Goals and Results

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Dr. Wu received PSUs in 2023, which will vest, if at all, based on the Company’s achievement of TSR targets during the performance period from January 1, 2023 through December 31, 2025, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee. Relative TSR is measured based on stock price appreciation (including reinvested dividends) of constituent companies in a predetermined peer group during the performance period. Companies in the peer group are ranked based on their TSR during the performance period and PSUs are earned based on the percentile rank of the Company’s TSR during the performance period relative to the TSR of the members of the comparator peer group. The PSUs are earned at 50% of target if the Company TSR performance is achieved at the 25th percentile and 150% of target if the Company TSR performance is achieved at the 75th percentile or higher, with payouts linearly interpolated for performance between levels, and there is 0% payout for Company TSR performance below the 25th percentile.

The Compensation Committee reviewed the Company’s relative TSR and determined that the 2023 PSUs were earned at 150% of target.

Measurement Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Microvast TSR	Microvast Percentile Rank	Achievement
1/1/2023 – 12/31/2025	25th percentile	50th percentile	75th percentile	74%	80th Percentile	150%

Compensation Recovery Policy

We have adopted a compensation recovery policy in accordance with the listing standards and rules of the Nasdaq Stock Market, that requires the Board to recoup excess compensation paid to our executive officers as a result of a financial statement restatement, regardless of any misconduct, fault or illegal activity on the part of the executive officer. The clawback policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The clawback policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers.

Equity Award Policies and Practices

Although we have not adopted a formal policy pertaining to the timing of stock option grants to our NEOs, it is our practice not to time the grant of equity awards, including stock options, in relation to the release of material non-public information. Similarly, the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. In Fiscal 2025, we did not grant any stock options or stock appreciation rights during the period beginning four business days before, and ending one business day after, the filing of a Form 10-Q, Form 10-K, or Form 8-K.

Transition and Separation Agreements

Upon a termination by the Company or the executive for any reason, Mr. Wu and Dr. Mattis (or their estate upon a termination due to their death) will receive all accrued salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination or separation occurred. Following a termination due to death or disability of Mr. Wu or Dr. Mattis, the executive (or their estate) will also receive: (i) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year worked by the executive; and (ii) if the death or disability occurs within the three-year term, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the applicable Employment Agreement (as defined below) that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the applicable Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination of employment by the Company without Cause (as defined in the applicable Employment Agreement) or due to resignation by the executive for Good Reason (as defined in the applicable Employment Agreement), in either case, prior to a Change in Control (as defined in the applicable Employment Agreement), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to:

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(i) an amount equal to two and a half times (one and a half times for Dr. Mattis) the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of thirty (30) months (payable in equal monthly installments over a period of eighteen (18) months for Dr. Mattis); and (ii) if the termination without Cause or resignation for Good Reason occurs within three years following the effective time of the applicable Employment Agreement, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the applicable Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the applicable Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination by the Company without Cause or due to resignation by the executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (i) an amount equal to three times (two times for Dr. Mattis) the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within seventy-five (75) days of the termination or resignation; (ii) a pro rata bonus equal to the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within seventy-five (75) days of the termination or resignation; and (iii) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.

Mr. Wu and Dr. Mattis are each subject to restrictive covenants as follows: (i) a post-termination non-compete covenant for a period of eighteen (18) months following their termination or resignation for any reason; (ii) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (iii) customer and employee non-solicitation and non-interference for a period of eighteen (18) months following their termination or resignation for any reason.

Dr. Wu is party to a standard Chinese law employment agreement with Microvast Power Systems, pursuant to which he would be entitled to one month of base salary if his employment were terminated under certain specified circumstances. The agreement also contains customary post-termination covenants prohibiting Dr. Wu from soliciting employees and customers following the end of his employment.

Retirement Plans

We sponsor a 401(k) plan covering substantially all our employees, including our NEOs. Eligible employees may elect to make pre-tax contributions to the plan, subject to limitations set forth by the plan and the Code. All eligible employees, including our NEOs, may participate in the plan on substantially the same terms. We do not provide matching employer contributions to employees’ accounts under the plan.

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee members and other individuals who participated in compensation decisions of our NEOs for Fiscal 2025 are listed below. Each has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Yixin Pan, Chair

Arthur Wong

Wei Ying

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the years ended December 31, 2025, 2024 and 2023. Dr. Wu and Ms. Tushe were not NEOs in 2023, and Mr. Worthen, Dr. Mattis, Mr. Schultz, and Ms. Khanbabi were not NEOs prior to 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All other compensation ($)	Total Compensation ($)
Yang Wu Chairman and Chief Executive Officer	2025	573,409	—	3,099,998	—	101,903	—	3,775,310
	2024	551,226	—	590,000	—	—	—	1,141,226
	2023	550,008	—	—	—	99,000	—	649,008
Rodney Worthen Chief Financial Officer	2025	204,685	—	43,350	—	21,642	—	269,677

Isida Tushe President, General Counsel and Company Secretary	2025	450,000	—	715,000	—	46,508	—	1,211,508
	2024	266,940	125,000	—	890,000	—	—	1,281,940
	2023	—	—	—	—	—	—	—
Dr. Shengxian Wu Chief Operating Officer	2025	400,000	—	715,000	—	41,340	—	1,156,340
	2024	216,940	93,750	—	890,000	—	—	1,200,690
	2023	—	—	—	—	—	—	—
Dr. Wenjuan Mattis Chief Technology Officer	2025	400,000	—	543,000	—	41,340	—	984,340

Carl T. Schultz Former Chief Financial Officer	2025	122,818	—	365,750	1,071,000	—	—	1,559,568

Fariyal Khanbabi Former Chief Financial Officer	2025	118,113	—	—	—	—	200,000(4)	318,113

(1)	The salary amounts for Fiscal 2024 have been adjusted from the numbers previously reported to account for salary changes during the year.
(2)	Represents the aggregate grant date fair value of stock awards granted to our NEOs, computed in accordance with stock-based compensation accounting rules. The 2024 stock awards consist of grants of RSUs granted pursuant to the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The terms of the 2025 RSUs and 2025 PSUs are summarized in “Elements of Executive Compensation—Long-Term Incentives” above. The assumptions made when calculating the amounts reported are found in Note 20, “Share-Based Payment” to our consolidated financial statements included in Part II, Item 8 of the Annual Report. Assuming maximum level of performance, the aggregate grant date values of the RSUs and PSUs are as follows:
Name	RSUs ($)	Performance Stock Units (“PSUs”) ($)	Total ($)
Yang Wu	1,549,999	1,859,998	3,409,997
Rodney Worthen	43,350	0	43,350
Isida Tushe	457,000	309,600	766,600
Dr. Shengxian Wu	457,000	309,600	766,600
Dr. Wenjuan Mattis	371,000	206,400	577,400
Carl T. Schultz	245,350	144,480	389,830
Fariyal Khanbabi	0	0	0

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(2)	Represents the grant date fair value of stock options granted to our NEOs, computed in accordance with stock-based compensation accounting rules. The assumptions made when calculating the amounts reported are found in Note 20, “Share-Based Payment” to our consolidated financial statements included in Part II, Item 8 of the Annual Report.
(3)	2023 and 2025 non-equity incentive plan compensation was earned pursuant to the Company’s short-term cash incentive program. On January 31, 2023 and June 5, 2025, the Compensation Committee of the Board established short-term cash incentive opportunities for our NEOs for 2023 and 2025, respectively, which pay out in cash as a percentage of each NEO’s base salary based on achievement of pre-determined revenue and adjusted gross margin performance goals, each weighted equally. The Compensation Committee set the following bonus targets: for Mr. Wu, 30% of base salary ($165,000) in 2023 and 85% of base salary ($493,000) in 2025; for Ms. Tushe, 50% of base salary ($225,000) in 2025; for Dr. Wu, 50% of base salary ($200,000) in 2025.
(4)	The amount reported for Ms. Khanbabi includes $200,000 in cash severance paid in connection with her termination of employment.

Grants of Plan-Based Awards Table

The following table contains information about the equity awards accounted for under ASC 718 granted to our NEOs in Fiscal 2025, including awards that subsequently have been transferred.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Yang Wu	6/5/2025	—	—	—	—	—	—	450,581(3)	—	—	1,549,999
	6/5/2025	49,300	493,000	591,600	45,058	450,581	540,697	—	—	—	1,549,999
Rodney Worthen	8/10/2025	—	—	—	—	—	—	15,000(5)	—	—	43,350
		10,470	104,702	125,642	—	—	—	—	—	—	—
Isida Tushe	1/23/2025	—	—	—	—	—	—	100,000(6)	—	—	199,000
	6/5/2025	—	—	—	—	—	—	75,000(3)	—	—	258,000
	6/5/2025	22,500	225,000	270,000	7,500	75,000	90,000	—	—	—	258,000
Dr. Shengxian Wu	1/23/2025	—	—	—	—	—	—	100,000(6)	—	—	199,000
	6/5/2025	—	—	—	—	—	—	75,000(3)	—	—	258,000
	6/5/2025	20,000	200,000	240,000	7,500	75,000	90,000	—	—	—	258,000
Dr. Wenjuan Mattis	1/23/2025	—	—	—	—	—	—	100,000(6)	—	—	199,000
	6/5/2025	—	—	—	—	—	—	50,000(3)	—	—	172,000
	6/5/2025	20,000	200,000	240,000	5,000	50,000	60,000	—	—	—	172,000
Carl T. Schultz	6/2/2025	—	—	—	—	—	—	—	300,000(6)	3.57	1,071,000
	6/2/2025	—	—	—	—	—	—	35,000(8)	—	—	124,950
	6/5/2025	—	—	—	—	—	—	35,000(3)	—	—	120,400
	6/5/2025	21,000	210,000	252,000	3,500	35,000	42,000	—	—	—	120,400
Fariyal Khanbabi	—	—	—	—	—	—	—	—	—	—	—
	—	10,000	100,000	120,000	—	—	—	—	—	—	—
(1)	Represents short-term cash incentives opportunities granted pursuant to the Company’s Annual Incentive Plan.
(2)	Represents PSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of June 5, 2026, 2027 and 2028.
(3)	Represents RSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of June 5, 2026, 2027 and 2028.
(4)	Represents RSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of November 8, 2025, 2026 and 2027.
(5)	Represents RSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of August 10, 2026, 2027 and 2028.
(6)	Represents RSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of December 31, 2025, 2026 and 2027.
(7)	Represents options granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of April 21, 2026, 2027 and 2028.
(8)	Represents RSUs granted pursuant to the 2021 Plan. These interests will vest in three equal installments on each of April 21, 2026, 2027 and 2028.

Narrative Disclosure to SCT and Grants of Plan-Based Awards Table

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Summary of NEO Employment Agreements

Mr. Wu and Dr. Mattis are each a party to a written employment arrangement with the Company (the “Employment Agreements”). Subject to earlier termination in accordance with the Employment Agreements, Mr. Wu and Dr. Mattis are each engaged for a three-year term of employment, at the end of which the term of employment will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party of each Employment Agreement in accordance with the notice requirements of the Employment Agreements prior to the expiration of the term then in effect. The Employment Agreements provides for an annual base salary, the opportunity to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time-to-time and subject to such other terms as the Board may approve and eligibility to participate in the benefit plans or programs of the Company as are available to other similarly situated executives of the Company. The term of employment under the Employment Agreements may be terminated by either the Company or the executive at any time and for any reason upon thirty (30) days’ prior written notice. Upon a termination by the Company or the executive for any reason, the executive (or their estate upon a termination due to death) will receive all accrued salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination or separation occurred.

Dr. Wu is party to a standard Chinese law employment agreement with Microvast Power Systems. The employment agreement is an open-ended (non-fixed term) labor contract, and will continue until terminated in accordance with the terms of the employment agreement. The employment agreement provides for monthly base salary, allowances, subsidies, and the opportunity to participate in Microvast Power Systems’ skills and performance assessments and related payments, in accordance with the terms of such arrangement that may be in effect from time-to-time. Dr. Wu is also eligible to participate in social insurance and benefits in accordance with applicable law.

For a description of severance entitlements upon an eligible termination, see “Executive Compensation—Transition and Separation Agreements”.

Estimated Future Payout Under Non-equity Incentive Plan

For a description of the material terms of the target short-term cash incentives opportunities pursuant to the Company’s Annual Incentive Plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Short-Term Incentives.”

Base Salary and Bonus

Base salaries provide our NEOs with a fixed level of cash compensation and represent a portion of each NEO’s overall compensation. The Compensation Committee establishes base salaries after considering factors such as the executive’s role and responsibilities, experience, individual performance and other relevant considerations. For additional information regarding the base salaries of our NEOs for Fiscal 2025, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary.”

Our NEOs did not receive discretionary cash bonuses for Fiscal 2025. Annual cash incentive compensation earned under the AIP is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table rather than the Bonus column. For additional information regarding the AIP, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Short-Term Incentives.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2025.

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	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Yang Wu	—	—	—	—	450,581(2)	1,261,627	—	—
					93,135(3)	260,778
Rodney Worthen	—	—	—	—	12,919(4)	36,173	—	—
	—	—	—	—	15,000(5)	42,000	—	—
Isida Tushe	333,333(6)	666,667(6)	1.29	12/5/2034	—	—	—	—
	66,667(7)	33,333(7)	1.30	3/15/2033	—	—	—	—
	200,000(8)	100,000(8)	2.08	8/9/2033	—	—	—	—
	—	—	—	—	66,667(9)	186,668	—	—
	—	—	—	—	75,000(2)	210,000	—	—
					15,503(3)	43,408
Dr. Shengxian Wu	333,333(6)	666,667(6)	1.29	12/5/2034	—	—	—	—
	160,300(10)	—	6.28	7/24/2027	—	—	—	—
	641,200(10)	—	6.28	7/28/2030	—	—	—	—
	480,900(10)	—	6.28	12/25/2030	—	—	—	—
	—	—	—	—	13,333(11)	37,332	—	—
	—	—	—	—	66,667(9)	186,668	—	—
	—	—	—	—	75,000(2)	210,000	—	—
					15,503(3)	43,408
					60,000(12)	168,000
Dr. Wenjuan Mattis	—	—	—	—	66,667(9)	186,668	—	—
	—	—	—	—	50,000(2)	140,000	—	—
	—	—	—	—	10,335(3)	28,938	—	—
Carl T. Schultz	—	300,000(13)	3.57	6/2/2035	—	—	—	—
	—	—	—	—	35,000(14)	98,000	—	—
	—	—	—	—	35,000(2)	98,000	—	—
Fariyal Khanbabi	—	—	—	—	—	—	—	—

(1)	The value presented in the table is equal to the product of the number of RSUs and PSUs, as applicable, that had not vested as of December 31, 2025 and the closing price of our common stock on such date, which was $2.80.
(2)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests one-third on each of June 5, 2026, 2027 and 2028.
(3)	Represents shares earned under PSUs granted pursuant to the 2025 long term incentive plan. These shares were earned following certification of the applicable performance goals by the Compensation Committee. These earned PSUs remain subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(4)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests one-third on each of November 8, 2025, 2026 and 2027.
(5)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests one-third on each of August 10, 2026, 2027 and 2028.
(6)	Represents stock options granted that vest one-third on each of November 8, 2025, 2026 and 2027, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date. 232,557 options are treated as incentive stock options (ISOs). ISOs are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
(7)	Represents stock options that vest one-third on each of March 15, 2024, 2025 and 2026, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(8)	Represents stocks options that vest one-third on each of August 9, 2024, 2025 and 2026, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(9)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests one-third on each of December 31, 2025, 2026 and 2027.
(10)	Represents stock options that vested in equal installments on each of July 23, 2022, 2023 and 2024.
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(11)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests on each of January 31, 2024, 2025 and 2026, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(12)	Represents shares earned under PSUs granted pursuant to the 2023 long term incentive plan. These shares were earned following certification of the applicable performance goals by the Compensation Committee. These earned PSUs remain subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(13)	Represents stock options that vest one-third on each of April 21, 2026, 2027 and 2028, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(14)	Represents RSUs granted under the 2021 Plan that were unvested as of December 31, 2025. These RSUs were part of an award that vests one-third on each of April 21, 2026, 2027 and 2028.

Option Exercises and Stock Vested

The following table contains information about the equity awards accounted for under ASC 718 held by our NEOs that vested during Fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Yang Wu	—	—	—	—
Rodney Worthen	—	—	6,460	31,848
Isida Tushe	—	—	33,334	93,335
Dr. Shengxian Wu	—	—	1,464	3,030
	—	—	13,333	20,133
	—	—	33,333	93,332
Dr. Wenjuan Mattis	—	—	33,333	93,332
Carl T. Schultz	—	—	33,333	93,332
Fariyal Khanbabi	—	—	—	—
(1)	The “value realized” upon vesting is based on the Company’s closing stock price on the vesting date.

Potential Payment Upon Termination or Change in Control

Mr. Wu and Dr. Mattis are each a party to Employment Agreements. The following summarizes the contractual cash severance entitlement to Mr. Wu. and Dr. Mattis, upon a qualifying termination of employment:

Termination / Payout Provision	Yang Wu	Dr. Wenjuan Mattis
Non-CIC Termination (Without Cause / Good Reason)	Cash Severance: 2.5x (base salary + greater of 3-year average annual bonus or target annual bonus).	Cash Severance: 1.5x (base salary + greater of 3-year average annual bonus or target annual bonus).
CIC Termination (Without Cause / Good Reason)

Cash Severance: 3.0x (base salary + greater of 3-year average annual bonus or target annual bonus).

Additional pro rata bonus equal to the greater of the 3-year average annual bonus or the annual bonus the executive would have earned for the year based on performance through termination, prorated for days worked. For a December 31 termination, the service fraction is 100%.

Cash Severance: 2.0x (base salary + greater of 3-year average annual bonus or target annual bonus).

Additional pro rata bonus equal to the greater of the 3-year average annual bonus or the annual bonus the executive would have earned for the year based on performance through termination, prorated for days worked. For a December 31 termination, the service fraction is 100%.

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The following table summarizes the treatment of outstanding stock options, time-based RSUs and performance-based RSUs under the applicable Microvast award agreements upon specified terminations of employment. The summary describes vesting, forfeiture and post-termination exercise provisions.

Termination Scenario	Stock Options	RSUs	PSUs
Without Cause (No CIC)	Pro rata vesting of unvested stock options based on service through termination. Vested, exercisable stock options remain exercisable for 90 days (or through expiration, if earlier).	Unvested RSUs vest pro rata based on service through termination; remaining unvested RSUs are forfeited.	If performance has been determined and PSUs are earned but unvested, the earned PSUs vest pro rata based on service through termination. If termination occurs before the number of earned RSUs is determined, all RSUs are forfeited.
Good Reason (Non-CIC)	Pro rata vesting of unvested stock options based on service through termination. Vested, exercisable stock options remain exercisable for 90 days (or through expiration, if earlier).	The standard award form does not provide a separate Good Reason exception outside a Change in Control; unvested RSUs are forfeited.	The standard award form does not provide a separate Good Reason exception outside a Change in Control, PSUs are forfeited.
Without Cause / Good Reason (CIC)	100% of then-outstanding stock options vest upon a qualifying termination in connection with or within 12 months following a Change in Control. If not assumed/replaced, 100% vests immediately before the Change in Control.	100% of then-outstanding RSUs vest upon a qualifying termination in connection with or within 12 months following a Change in Control. If not assumed/replaced, 100% vests immediately before the Change in Control.	100% of then-outstanding PSUs vest upon a qualifying termination in connection with or within 12 months following a Change in Control; if performance is not yet determined, the PSUs are deemed earned at 100% of target.
Death / Disability	Unvested stock options vest pro rata based on service through death/disability. Vested, exercisable stock options remain exercisable for up to 12 months (or through expiration, if earlier).	Unvested RSUs vest pro rata based on service through death/disability; remaining unvested RSUs are forfeited.	If PSUs are earned but unvested, the earned PSUs vest pro rata based on service through death/disability. Unearned PSUs are forfeited; if performance has not yet been determined, the award is forfeited.
Retirement	Unvested stock options vest pro rata based on service through Retirement. Vested, exercisable stock options remain exercisable for 90 days (or through expiration, if earlier).	Unvested RSUs vest pro rata based on service through Retirement; remaining unvested RSUs are forfeited.	If PSUs are earned but unvested, the earned PSUs vest pro rata based on service through Retirement. Unearned PSUs are forfeited; if performance has not yet been determined, the award is forfeited.

Dr. Wu’s outstanding 2023 PSU award is subject to different termination provisions. Before performance is determined, the PSUs are generally forfeited upon termination, except in connection with certain Change in Control events. Once earned, the PSUs vest pro rata upon death, disability, Retirement or termination without Cause. In connection with certain Change in Control events, the PSUs vest in full, with performance deemed achieved at 100% of target if not yet determined. Dr. Wu’s employment agreement with Microvast Power Systems does not contemplate definitions for a termination without cause or for good reason. If Dr. Wu is terminated due to (i) an inability to return to work following the expiry of a medical treatment period for an illness or non-work-related injury; (ii) an inability to perform his duties following training or a change in position or (iii) a material change in the objective circumstances pursuant to which the employment agreement was based that renders the agreement impossible to perform (and the parties fail to agreement on an amendment), Microvast Power Systems may terminate the employment agreement by giving Dr. Wu 30 days’ prior written notice or paying a month of Dr. Wu’s then-current base salary in lieu of notice.

“Retirement” means a voluntary or involuntary termination of employment, other than due to death, disability or termination by the Company for cause, on or after the participant has attained age 60 and completed 15 years of service with the Company. Mr. Wu is the only NEO currently eligible for Retirement.

The following table describes the potential payments and benefits that would have been payable to our NEOs assuming an eligible termination (as described above under “Executive Compensation—Transition and Separation Agreements”) of their employment on December 31, 2025, the last business day of 2025, and a change in control also occurring on such date. Mr. Schultz did not receive cash severance or acceleration of equity awards in connection with his termination of employment.

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Upon her termination of employment, Ms. Khanbabi received six months of base salary ($200,000) as a cash severance per the terms of her offer letter.

Name	Without Cause (No CIC) ($)	Good Reason (Non-CIC) ($)	Without Cause CIC ($)	Good Reason CIC ($)	Death / Disability ($)	Retirement ($)
Yang Wu
Cash severance	2,682,500	2,682,500	3,219,000	3,219,000	0	0
Equity awards	210,271	0	2,523,254	2,523,254	210,271	210,271
Total	2,892,771	2,682,500	5,742,254	5,742,254	210,271	210,271
Rodney Worthen
Cash severance	0	0	0	0	0	0
Equity awards	6,174	0	78,173	78,173	6,174	0
Total	6,174	0	78,173	78,173	6,174	0
Isida Tushe
Cash severance	0	0	0	0	0	0
Equity awards	96,500	61,500	1,735,335	1,735,335	96,500	0
Total	96,500	61,500	1,735,335	1,735,335	96,500	0
Dr. Shengxian Wu
Cash severance	0	0	0	0	0	0
Equity awards	223,221	0	1,762,667	1,762,667	105,888	0
Total	223,221	0	1,762,667	1,762,667	105,888	0
Dr. Wenjuan Mattis
Cash severance	900,000	900,000	1,200,000	1,200,000	0	0
Equity awards	23,333	0	466,668	466,668	23,333	0
Total	923,333	900,000	1,666,668	1,666,668	23,333	0

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Pay Versus Performance Disclosure

Below is information about the relationship between executive “compensation actually paid” to our NEOs and our financial performance, as required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K. The Company became an accelerated filer on December 31, 2025. Consistent with the SEC rules, we are only required to provide disclosure for the past three fiscal years.

Pay-for-performance is a key element of our executive compensation program. The design and philosophy of our program is intended to create a strong link between executive compensation and the interests of our stockholders. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, including through the grant of equity as a meaningful component of our compensation program, refer to “—Compensation Discussion and Analysis.”

“Compensation actually paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion and Analysis. Instead, it is a nuanced calculation that includes the increase (or decrease) in value of certain elements of compensation over each fiscal year, even if granted in a prior year. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the PVP Table below.

Pay Versus Performance Table (“PVP Table”)

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($) (in millions)	Revenue ($) (in millions)
2025	3,775,310	2,197,717	916,591	1,152,592	183	216	(29)	428
2024	1,141,226	1,349,785	1,241,315	1,895,256	135	160	(195)	380
2023	649,008	554,345	1,506,396	1,425,089	92	127	(106)	307
(1)	For each of 2023, 2024 and 2025, the Chief Executive Officer in the compensation columns is Mr. Wu. For 2023, the NEOs in the compensation columns are Craig Webster, Zachariah Ward, and Shane Smith. For 2024, the NEOs in the compensation columns are Dr. Wu and Ms. Tushe. For 2025, the NEOs in the compensation columns are Mr. Worthen, Ms. Tushe, Dr. Wu, Dr. Mattis, Mr. Schultz, and Ms. Khanbabi.
(2)	Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year for our PEO, Mr. Wu, and (ii) the average total compensation reported in the SCT for the applicable year for our Non-PEO NEOs. The 2024 SCT amounts previously reported were incorrectly calculated. The amounts previously reported were $1,141,207 for our PEO and $1,269,434 for our Non-PEO NEOs.
(3)	Amounts reported in these columns represent compensation actually paid; adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for 2025 for Mr. Wu and for the average of the Non-PEO NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.

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	2025
	CEO	Average Non-PEO NEOs
Summary Compensation Table Total	$3,775,310	$916,591
Minus Stock Award Value & Option Award Value Reported in SCT for the Covered Year	$3,099,998	$575,517
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	$1,522,405	$212,959
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	$0	$219,068
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	$0	$46,666
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	$0	$332,824
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered or were Forfeited During the Covered Year	$0	$0
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year	$0	$0
Compensation Actually Paid	$2,197,717	$1,152,592

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
(4)	We selected the Russell 2000 Electrical Components Subsector Index (referred to herein as the “Peer Group”) as our peer group for purposes of this disclosure.
(5)	We have selected Revenue as the as the company-selected measure for the pay versus performance disclosure, representing the most important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in Fiscal 2025 to the Company’s performance.

Analysis of the Information Presented in the Pay Versus Performance Table

The following graphs illustrate the relationships between the “compensation actually paid” to our PEO and non-PEO NEOs and the various metrics provided for this PVP analysis.

Total Shareholder Return: The graph below reflects the relationship between the CAP to the PEO and Non-PEO NEOs, Company TSR, and Peer Group TSR for the applicable reporting year.

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Pay Versus Performance: Total Shareholder Return $127 $160 $216 $92 $135 $183 PEO CAP Average Non-PEO NEOs CAP Microvast TSR Peer Group TSR $0.6M $1.4M $1.3M $1.9M $2.2M $1.2M 2023 2024 2025

Net Income: The graph below reflects the relationship between the CAP to the PEO and Non-PEO NEOs and the Company’s GAAP Net Income for the applicable reporting year.

Pay Versus Performance: Net Income PEO CAP Average Non-PEO NEOs CAP Net Income $0.6M $1.4M $1.3M $1.9M $2.2M $1.2M 2023 2024 2025 ($106M) ($195M) ($29M)

Revenue: The graph below reflects the relationship between the CAP to the PEO and Non-PEO NEOs and Revenue for the applicable reporting year.

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Pay Versus Performance: Revenue PEO CAP Average Non-PEO NEOs CAP Revenue $307 $380 $428 $0.6M $1.4M $1.3M $1.9M $2.2M $1.2M 2023 2024 2025

List of Most Important Financial Performance Measures for Fiscal Year 2025

As described in greater detail in “—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a commitment to pay-for-performance. Listed below are the financial performance measures which in our assessment represent the most important performance measures we used to link compensation actually paid to our NEOs, for Fiscal 2025, to Company performance.

Accounts Receivable Collection
Operating Profit Margin
Revenue

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EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2025 with respect to the shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	56,891,961(1)	$5.72	20,064,793(2)
Equity compensation plans not approved by security holders	—	—	—
Total	56,891,961		20,064,793
(1)	Includes (i) 56,675,326 stock options and RSUs granted under the Microvast, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) that were converted into options to purchase 33,647,927 shares of our common stock and RSUs with respect to 23,027,399 shares of our common stock in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 1, 2021, by and between the Company, Tuscan Holdings Corp., and TSCN Merger Sub Inc. No further awards may be granted under the Stock Incentive Plan.
(2)	Represents shares available for future issuance under the 2021 Plan.

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DIRECTOR COMPENSATION

The table below sets forth information regarding non-employee director compensation for Fiscal 2025.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Arthur Wong	107,500	(1)	106,073	(2)	213,573
Ying Wei	84,709	(3)	106,073	(2)	190,782
Yixin Pan	117,500	(4)	106,073	(2)	223,573
(1)	Consists of (i) $85,000 paid as annual retainer fees, and (ii) $22,500 paid for his service as Chairman of the Audit Committee, all of which were earned and paid pursuant to the Company’s Director Compensation Policy as described below.
(2)	Reflects the grant date fair value, based on the closing price of common stock on the date of grant of (i) $1.99 per unit, of 47,738 RSUs granted on January 23, 2025, and (ii) $4.19 per unit, of 2,643 RSUs granted on June 10, 2025, all of which vested in a single installment on December 31, 2025.
(3)	Reflects the grant date fair value, based on the closing price of common stock on the date of grant of (i) $2.07 per unit, of 38,647 elective RSUs granted on January 1, 2025, and (ii) $3.56 per unit, of 1,323 elective RSUs granted on July 23, 2025. The elective RSUs vested on a quarterly basis in near equal installments and the RSUs vested in a single installment on December 31, 2025.
(4)	Consists of (i) $85,000 paid as annual retainer fees, (ii) $17,500 paid for her service as Chair of the Compensation Committee, and (iii) $15,000 paid for her service as Chair of the N&GC Committee, all of which were earned and paid pursuant to the Company’s director compensation policy as described below.

For year ended December 31, 2025, our non-employee directors were compensated for services in accordance with our amended and restated non-employee director compensation policy that was adopted by our Board on June 5, 2025 (the “2025 Director Compensation Policy”). The material terms of the 2025 Director Compensation Policy are described below.

For their service to the Company during 2025, each of our non-employee directors received an annual award of RSUs under the Director Compensation Policy, which vested on December 31, 2025, and was subject to the director’s continued service through such date. In addition, our non-employee directors may elect to receive all or a portion of their annual cash retainer and/or committee chair retainer in the form of RSUs (the “Elective RSUs”). The grant date of the Elective RSUs is the date the non-employee director makes the election to receive equity in lieu of his or her cash retainer and the value of the RSUs is equal to the amount of the non-employee director’s annual cash retainer that is foregone. The Elective RSUs vest in quarterly installments on the last day of each fiscal quarter. The number of Elective RSUs each non-employee director received in Fiscal 2025 are set forth in footnote 3 to the “Director Compensation” table above. Our non-employee directors must make elections to receive equity in lieu of his or her cash retainer prior to the start of the calendar year, which elective RSUs will vest in equal installments on the last day of each fiscal quarter during the calendar year.

	2025 Director Compensation Policy	2024 Director Compensation Policy
Board Member Retainer	$85,000	$80,000
Lead Independent Director Retainer	$25,000	$25,000
Audit Committee Chair Retainer	$22,500	$20,000
Compensation Committee Chair Retainer	$17,500	$15,000
N&GC Committee Chair Retainer	$15,000	$10,000
Annual Restricted Stock Units (GDFV)	$105,000	$95,000

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following includes a summary of transactions since January 1, 2025 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control and other arrangements, which are described under the section entitled “Executive Compensation”.

Stockholders Agreement

In connection with the transactions contemplated by the Agreement and Plan of Merger, dated February 1, 2021, the Company, Mr. Yang Wu and Tuscan Holdings Acquisition LLC entered into an agreement (the “Stockholders Agreement”) which provides that Mr. Wu will have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Mr. Wu by the total number of outstanding shares of common stock (each, a “Wu Director”) less the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. The Stockholders Agreement provides that any increase or decrease in the number of directors will require the affirmative vote of the Wu Directors.

Indemnity Agreements

The Company has entered into indemnity agreements with certain of its executive officers and directors. These agreements provide, among other things, that the Company will indemnify the executive officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

Convertible Loan Agreement

On May 28, 2024, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Mr. Yang Wu, the Company’s Chief Executive Officer and Chairman, pursuant to which Mr. Wu provided an initial term loan of $12,000,000 and a delayed draw term loan of $13,000,000 at an initial interest rate equal to the Secured Overnight Financing Rate plus an applicable margin of 9.75% per annum. Of this margin, 3.75% was to be paid in kind, with the remainder payable in cash. In connection with the Loan Agreement, on May 28, 2024, the Company issued to Mr. Wu a warrant (the “Warrant”) exercisable, in whole or in part (in increments of 100,000 shares), for 5,500,000 shares of our Common Stock (as may be adjusted in accordance with the terms of the Warrant) at an initial exercise price of $2.00 per share (as may be adjusted in accordance with the terms of the Warrant). The Warrant expires on May 28, 2029.

The Loan Agreement’s original maturity date of November 28, 2025 was extended to May 28, 2026 by the First Amendment to Loan and Security Agreement, which was entered into by and among the Company, Mr. Wu and the other parties thereto on March 17, 2025. The Loan Agreement, among other things, also provided Mr. Wu and any permitted successors and assigns of Mr. Wu with the right to convert the outstanding principal balance of the Loan, in whole or in part in increments of $100,000, into shares of our Common Stock. On May 28, 2026, Mr. Wu converted the outstanding convertible loan into 50,000,000 shares of our Common Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each NEO and director of the Company; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs that will settle and stock options and warrants that are currently exercisable or will be exercisable within 60 days.

Names and Addresses of Beneficial Owners(1)	Number of Shares	Percent Beneficially Owned(2)
Directors and Executive Officers:
Yang Wu(3)	140,084,820	35.8%
Wei Ying	323,699	*
Yixin Pan	130,739	*
Dr. Wenjuan Mattis(4)	2,588,585	*
Dr. Shengxian Wu(5)	2,036,199	*
Isida Tushe(6)	1,104,100	*
Arthur Wong	179,973	*
Rodney Worthen(7)	15,248	*
Fariyal Khanbabi(8)	—	—
Carl T. Schultz(9)	—	—

All directors and executive officers as a group (nine persons)(10)	146,463,363	37.0%
Five Percent Holders:
Yang Wu(3)	140,084,820	35.8%
CDH Griffin Holdings Company Limited(11)	37,073,227	9.6%

* Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals listed is c/o Microvast Holdings, Inc., 2929 Briarpark Drive, Suite 400, Houston, Texas 77042.
(2)	The percentage of beneficial ownership is calculated based on 385,921,813 shares of common stock issued and outstanding as of the Record Date. Shares issuable upon the exercise of warrants or stock options and RSUs scheduled to vest within 60 days are deemed outstanding in the denominator used for computing the percentage of the respective person or group holding such warrants, stock options or RSUs but are not outstanding for computing the percentage of

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any other person or group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)	Includes: (i) a presently exercisable warrant to purchase 5,500,000 shares of common stock; and (ii) 1,000,000 shares held by Mr. Wu’s son, for which Mr. Wu has sole voting and shared dispositive power.
(4)	Includes 1,780,612 stock options exercisable or that will become exercisable within 60 days of the Record Date.
(5)	Includes 1,949,067 stock options exercisable or that will become exercisable within 60 days of the Record Date.
(6)	Includes 1,066,667 stock options exercisable or that will become exercisable within 60 days of the Record Date.
(7)	Includes 6,460 shares to be received in connection with RSUs vesting within 60 days of the Record Date.
(8)	Ms. Khanbabi served as the Company’s principal financial officer from October 21, 2024 to April 7, 2025.
(9)	Mr. Schultz served as the Company’s principal financial officer from April 21, 2025 to July 29, 2025.
(10)	This group excludes Ms. Khanbabi and Mr. Schultz and includes Mr. Liu as Chief Accounting Officer. Mr. Liu did not hold any shares of the Company as of the Record Date.
(11)	According to a Schedule 13G/A filed on February 13, 2026, reporting beneficial ownership as of December 31, 2025, Evergreen Ever Limited (“Evergreen”) has sole voting and dispositive power over 28,597,614 shares of common stock and Aurora Sheen Limited (“Aurora”) has sole voting and dispositive power over 5,220,347 shares of common stock. In addition, Hangzhou CDH New Trend Equity Investment Partnership (Limited Partnership) (“New Trend”) has sole voting and dispositive power over 3,255,266 shares of common stock that were issued in the name of (and held on behalf of New Trend by) MVST SPV Inc., a wholly owned subsidiary of the Company, pursuant to a framework agreement dated February 1, 2021 by and among the Company, New Trend and other parties named therein. The sole shareholder of Evergreen is Piccadilly, L.P., the sole general partner of which is CDH China HF Holdings Company Limited (“HF Holdings”). The sole shareholder of Aurora is Shanghai Dinghui Pingxun Investment Partnership (LLP), the sole general partner of which is CDH Shanghai Baifu Wealth Management Company (“Shanghai Baifu”). Dispositive and voting power of the securities held by Evergreen and Aurora is exercised by the members of the investment and risk committee (the “IR Committee”), comprising Wu Shangzhi, Ying Wei, Li Dan, Wei Bin and William Hsu. The IR Committee is appointed by HF Holdings and Shanghai Baifu, respectively. HF Holdings and Shanghai Baifu may be deemed to have beneficial ownership over the shares held by Evergreen and Aurora, respectively. The general partner of New Trend is Dinghui Equity Investment Management (Tianjin) Company Limited (“Dinghui Equity”). Dispositive and voting power of the securities beneficially owned by New Trend is exercised by the members of the investment committee (the “Investment Committee”), comprising Wu Shangzhi, Wang Lin, Huang Yan, Guo Qizhi and Gao Jieliang. The Investment Committee is appointed by Dinghui Equity. Dinghui Equity may be deemed to have beneficial ownership over the shares beneficially owned by New Trend. HF Holdings, Shanghai Baifu and Dinghui Equity are controlled by CDH Investment Management Company Limited (“CDH Investment”), and CDH Griffin Holdings Company Limited (“Griffin Holdings”) holds a majority of the equity interests in CDH Investment. The ultimate parent entity is Griffin Holdings. The address for each of the foregoing entities is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, China.

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AUDIT COMMITTEE REPORT

The Audit Committee’s primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company’s financial statements.

In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;
•	discussed with Deloitte, the Company’s independent registered public accounting firm for Fiscal 2025, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•	received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the Annual Report.

Members of the Audit Committee

Arthur Wong (Chair)
Wei Ying
Yixin Pan

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OTHER MATTERS

Microvast is not aware of any other business to be presented for a vote of the stockholders at the 2026 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2026 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

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REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2027 Annual Meeting, our Corporate Secretary must receive the proposal no later than June 11, 2027. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to:

Microvast Holdings, Inc.

Attn: Corporate Secretary

2929 Briarpark Drive, Suite 400

Houston, Texas 77042

Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2027 Annual Meeting and appear during or through an authorized representative at the 2027 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2027 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2027 Annual Meeting from the stockholder no earlier than August 2, 2027 and no later than September 1, 2027. The notice must contain the information required by our Bylaws.

Proposals and nominations received after the dates mentioned above will not be included in the Proxy Statement or acted upon at the 2027 Annual Meeting.

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Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2026 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that, as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2026 Annual Meeting. Written requests for the Annual Report should be directed to our General Counsel at Microvast Holdings, Inc., 2929 Briarpark Drive, Suite 400, Houston, Texas 77042. If you would like to receive a copy of any exhibits listed in the Annual Report, please submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Annual Report and these exhibits are also available in the “Investor Relations—SEC Filings” section of our website located at http://ir.microvast.com.

It is important that your shares be voted at the 2026 Annual Meeting, regardless of the number of shares that you hold.